Exhibit 15.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:   PHP Healthcare Corporation, Registrations on Form S-3 and on
      Form S-8


We are aware that our report dated December 6, 1996 on our review of interim financial information of PHP Healthcare Corporation and consolidated subsidiaries as of October 31, 1996 and for the three month and six month periods ended October 31, 1996 and 1995, and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in Registration Statement No. 33-301101 on Form S-3 and in Registration Statement No. 33-41577 on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the prospectus and registration statement prepared or certified by us within the meaning of Section 7 and 11 of that Act.



                                   Coopers & Lybrand L.L.P.



Washington, D.C.
December 10, 1996